Exhibit 77Q2

Sub-Item 77Q2

Section 16(a) of the 1934 Act and Section 30(h) of the Investment Company Act of 1940, as amended, and the rules thereunder, require the Fund’s officers and trustees, officers and directors of the investment adviser, affiliated persons of the investment adviser, and persons who beneficially own more than 10% of a registered class of a Fund’s Common Shares to file reports of ownership and changes in ownership with the U.S. Securities and Exchange Commission (“SEC”) and to furnish the Fund with copies of all Section 16(a) forms they file.   On May 11, 2012, Wellington Management Company LLP (“Wellington”), the former investment advisor and sub-advisor to the Fund, filed a Form 5 reporting that a Form 4 was not filed for the year ended March 31, 2006 for Nicholas Adams, the former portfolio manager to the Fund.  Wellington was the investment advisor to the Fund until May 31, 2010 pursuant to an investment advisory agreement dated May 1, 1986. Wellington then served as a sub-advisor to the Fund from June 1, 2010 through December 1, 2012 pursuant to an investment sub-advisory agreement dated June 1, 2010. Other than the foregoing, solely on a review of the reports filed with the SEC and upon representations that no applicable Section 16(a) forms were required to be filed, the Fund believes that during fiscal year ended March 31, 2013, all Section 16(a) filing requirements applicable to the Fund’s officers, trustees and greater than 10% beneficial owners were complied with.